Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of

Packaging Corporation of America Retirement Savings Plan for Salaried Employees:

We consent to the incorporation by reference in this registration statement on Form S-8 of Packaging Corporation of America of our report dated June 28, 2019, with respect to the statements of net assets available for benefits of the Packaging Corporation of America Retirement Savings Plan for Salaried Employees as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively, the “financial statements), and the supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of the Packaging Corporation of America Retirement Savings Plan for Salaried Employees.

/s/ KPMG LLP

Chicago, Illinois

May 11, 2020